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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report (which includes an explanatory paragraph relating to the Company's change in its application of the LIFO method of accounting for store inventories as of December 28, 1997) dated January 28, 1999 relating to the financial statements, which appear in The Kroger Co.'s Annual Report on Form 10-K for the fiscal year ended January 2, 1999. We also consent to the incorporation by reference of our report dated April 30, 1999 relating to the financial statements, which appears in the Current Report on Form 8-K dated May 10, 1999. We also consent to the reference to us under the heading "Interests of Named Experts and Counsel" in such Registration Statement.






(PricewaterhouseCoopers LLP)
PricewaterhouseCoopers LLP
Cincinnati, Ohio
May 28, 1999